UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 26, 2015

CrossAmerica Partners LP

(Exact name of registrant specified in its charter)

Delaware	001-35711	45-4165414
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

645 West Hamilton Street, Suite 500

Allentown, PA 18101

(Address of principal executive offices, zip code)

(610) 625-8000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Certain Officers

On and effective as of March 26, 2015, Joseph V. Topper, Jr. notified CST Brands, Inc., a Delaware corporation (“CST Brands”) (NYSE: CST), of his decision to not renew his employment agreement with CST Services LLC, wholly owned subsidiary of CST Brands, which will expire September 30, 2015. Under his employment agreement he serves as the President and Chief Executive Officer of CrossAmerica GP LLC, the general partner (the “General Partner”) of CrossAmerica Partners LP, a publicly-traded Delaware limited partnership (the “Partnership”) (NYSE: CAPL), which is owned and controlled by CST Brands. Mr. Topper will step down as President of the Partnership for the balance of his employment agreement term to facilitate an orderly leadership transition for the Partnership. Mr. Topper will remain a member of the board of directors of both CST Brands and the General Partner after the expiration of his employment agreement.

In addition, on and effective as of March 26, 2015, each of Mark L. Miller, the Chief Financial Officer and Treasurer of the General Partner, and David A. Sheaffer, the Chief Accounting Officer of the General Partner, resigned in their respective capacities as officers of the General Partner.

Appointment of Certain Officers

On and effective as of March 26, 2015, the Board of Directors of the General Partner appointed Jeremy Bergeron as President of the General Partner, Clayton E. Killinger as Chief Financial Officer and Treasurer of the General Partner and Hamlet T. Newsom, Jr. as Vice President, General Counsel and Corporate Secretary of the General Partner.

Since October 2013, Mr. Bergeron has served as Senior Vice President of Integration and Development Operations of CST Brands. Mr. Bergeron was appointed Vice President and Treasurer of CST Brands in May 2013. Prior to the spin-off of CST Brands from Valero Energy Corporation (“Valero”), Mr. Bergeron was with Valero for 17 years, holding various positions including Corporate Safety Director and Vice President of Insurance. Mr. Bergeron is 42 years old.

Mr. Killinger currently serves, and will continue to serve following his appointment, as Executive Vice President and Chief Financial Officer of CST Brands. Mr. Killinger joined CST Brands in January 2013 after 11 years of service with Valero, where he served as Senior Vice President and Controller since 2007. Mr. Killinger is 54 years old.

Mr. Newsom previously served as Vice President, Associate General Counsel and Assistant Secretary of iHeartMedia, Inc., iHeartCommunications, Inc., iHeartMedia Capital I, LLC and Clear Channel Outdoor Holdings, Inc. from August 2009 until March 2015. Mr. Newsom is 48 years old.

There are no arrangements or understandings with the General Partner, the Partnership, CST Brands or any other persons, pursuant to which any of Mr. Bergeron, Mr. Killinger and Mr. Newsom (collectively, the “Appointed Officers”) was appointed as an officer of the General Partner. At this time, the General Partner is not aware of any transactions, since the beginning of the General Partner’s last fiscal year, or any currently proposed transactions, in which the General Partner was or is to be a participant involving amounts exceeding $120,000, and in which and of the Appointed Officers had or will have a direct or indirect material interest. Consistent with other named executive officers of the General Partner, the Appointed Officers will be eligible to receive equity compensation under the Amended and Restated 2013 Omnibus Stock and Incentive Plan of CST Brands and the CrossAmerica Partners LP (f/k/a Lehigh Gas Partners LP) 2012 Incentive Award Plan.

Item 7.01. Regulation FD Disclosure

On March 27, 2015, the Partnership issued a press release relating to the events described in Item 5.02 of this Current Report. A copy of the press release is attached as Exhibit 99.1 to this Current Report.

The information in this Item 7.01 is being furnished pursuant to Regulation FD. The information in Item 7.01 and Exhibit 99.1 of Item 9.01 of this report, according to general instruction B.2., shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement pursuant to the Securities Act of 1933, as amended. By filing this report on Form 8-K and furnishing this information, the Partnership makes no admission as to the materiality of any information in this report that the Partnership chooses to disclose solely because of Regulation FD.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit Description

99.1	Press release dated March 27, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CrossAmerica Partners LP

	By:	CrossAmerica GP LLC
its general partner

Dated: March 27, 2015	By:	/s/ Hamlet T. Newsom, Jr.
		Name:	Hamlet T. Newsom, Jr.
		Title:	Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Exhibit Description

99.1	Press Release dated March 27, 2015.